Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Agenus Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-40440, 333-40442, 333-50434, 333-69580, 333-106072, 333-115984, 333-143807, 333-143808, 333-151745, 333-160084, 333-160087, 333-160088, 333-176609, 333-183066, 333-183067, 333-189926, 333-195851, 333-209074, 333-212889, 333-228271, 333-233097, 333-233100, 333-266790 and 333-272888) on Form S-8 and (Nos. 333-163221, 333-189534, 333-195852, 333-203807, 333-206513, 333-208135, 333-208890, 333-209749, 333-209941, 333-215640, 333-221465, 333-222670, 333-228273, 333-234333, 333-261032, 333-268988 and 333-272911) on Form S-3 of Agenus Inc. of our reports dated March 14, 2024, with respect to the consolidated financial statements of Agenus Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Boston, Massachusetts

March 14, 2024